EXHIBIT 99.2

FINAL TRANSCRIPT
BIG LOTS, INC. Q2 2003
EARNINGS CONFERENCE CALL
AUGUST 20, 2003
8:30AM ET

PRESENTATION

Operator

Ladies and gentlemen, good morning, thank you very much for standing by and welcome to the Big Lots second quarter 2003 conference call. At this time all lines are in a listen-only mode, later we will conduct the question and answer session. Instructions will be given at that time. If you should require assistance during the call please press star and then zero and an operator will assist you. As a reminder this conference call is being recorded. We’ll now turn the conference call over to your host, CEO Mr. Mike Potter. Please go ahead, sir.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Thanks, Barb, and thank you everyone for joining us for our second quarter conference call. With me today are Albert Bell, our Vice Chairman and Chief Administrative Officer, and Jeff Naylor, Senior Vice President and Chief Financial Officer. Also with me are Joe Cooper, Vice President, Treasurer and Head of Investor Relations as well as Chuck Haubiel, Vice President and General Counsel. I’d like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. We want to accomplish a number of things today, after some opening remarks, Jeff will cover the second quarter financial results. Then Al will update you on our progress we’ve made on our key initiatives. After a few closing comments, we’ll be glad to answer your questions. We’ve accomplished a great deal since our last conference call. We delivered solid results in the second quarter, particularly on the top line, as we consistently delivered on our sales plan throughout the quarter. It’s important to remind you we delivered our 3.4% comp despite the elimination of one advertisement circular in the month of May, which we believe impacted the quarterly comp by approximately 1%. And we believe we’ve demonstrated our ability to comp on comp by delivering the 3.4% increase on top of last year’s record 12.4% increase. Clearly, we’re encouraged with the trend of the business right now. While the basket was soft the majority of the second quarter, the momentum behind customer transactions improved each month ending the quarter up 2.3%. With second quarter’s result, we have now grown this key metric year-over-year in six of the last seven quarters. In fact, the only quarter without positive customer count growth was the fourth quarter of last year, which as you know was negatively impacted by the retail calendar shift and six fewer shopping days between Thanksgiving and Christmas. And the momentum is continuing in August as sales are on plan for a mid single digit comp through the first two weeks of the month with a majority of the sales comp coming from growth in customer transactions. From a merchandising perspective, consumables, hard lines, furniture and our promotional spring decorative category drove the quarter’s comp. Particularly impressive within consumables was the performance of our food category which posted double digit comps for the quarter on top of double digits last year. Our promotionally driven sell-through of the spring decorative merchandise met expectations, helped create instore excitement and offered significant bargains to our customers compared to competitive offerings. Additionally our merchandising team did a terrific job sourcing fresh and exciting product for our advertising circulars in the second quarter with sales of ad goods per average store up over 10% compared to last year. Finally as you saw in our release this morning, we announced the preliminary settlement of two class action matters, including a California wage and hour litigation that has plagued so many retailers over the past few years. Obviously these settlements impact comparisons to consensus estimates as well as prior year. However when you adjust for the one-time after tax charge of 6.4 million, we had a net loss for the quarter of 1.6 million or 1 cent per share, ahead of Thompson’s first call estimate of a net loss per share of 2 cents. So before Jeff takes you through the P&L, let me briefly discuss these settlements. The California wage and hour class actions which we highlighted in our first quarter 10-Q were settled in a recently concluded mediation. Given the unique aspects of California wage and hour laws, which differ significantly from federal and other state laws, we believe it’s in the company’s best interest to settle these actions. While the matter is still subject to court approval, we accrued the settlement liability because we believe the liability is both probable and can be reasonably estimated and under the applicable accounting rules must be recorded. The one other point about the California wage and hour matter, is, and this is based on a detail review of our payroll model, we do not expect the settlement to have a material impact on our cost structure or earnings going forward. We also announced this morning that we reached preliminary agreement to settle a national class action lawsuit relating to certain advertising practices of KB Toys, which we sold in December of 2000. The lawsuit alleged that KB Toys improperly used comparative pricing in its advertisements. Although the total value of the settlement as drafted is estimated to be approximately 4 million, it remains unclear as to what portion of the costs associated with the settlement, if any, will be the responsibility of the company. Therefore since we can’t reliably estimate the amount of the liability in this case, we cannot record the charge under the applicable accounting rules. However, in the event the company is found to be ultimately responsible for any or all of the settlement amount, the costs will be recorded by the company as a charge to discontinued operations, in the period in which the amount of the liability becomes known. Now let me turn it over to Jeff who’s going to cover our financial results.

Jeffrey Naylor - Big Lots, Inc. - Senior Vice President & Chief Financial Officer

Thanks, Mike and good morning everyone. What I’ll do today similar to past calls is recap the results for the quarter, provide some commentary on the P&L, and then speak to the balance sheet and cash flow. You’ve all had a chance to see our press release today, and in it we presented our financials both on a reported basis, which includes the one time settlement charge, and we’ve also broken it out for you on a pro forma basis which excludes this charge. Since the settlement is not going to have a material impact on the operating model going forward, as Mike just mentioned, I’m going to speak to the pro forma results today as we believe they better reflect the underlying operating performance and the trend in the company’s results. So as you can see from the press release, and as Mike mentioned we reported a second quarter net loss per share of a penny, and that’s again excluding the one-time charge. That net loss of a penny is at the high end of guidance, you’ll recall that our guidance was flat to a net loss of 4 cents per share for the quarter. The net loss of a penny was also above the first call consensus estimates which called for net loss per share of 2 cents. Operating income was a million dollars for the quarter that compares with $10.2 million in the second quarter of last year. And the net after-tax loss for the quarter was $1.6 million, and that would compare to net after tax income of $3.2 million last year.

Let me turn to sales and make a few comments there. Sales for the second quarter as you can see from the P&L were $949.3 million, that’s up 8% over last year. And that sales growth was driven by a 3.4% comp store sales increase as well as the net addition year-over-year of 47 stores. Both our overall 8% growth rate and the 3.4% comp store sales increase were in line with our guidance that we put out at the beginning of the quarter. Taking a closer look at each of the months, May’s reported comp was 0.3%, and as Mike noted that was impacted by the elimination of one ad circular which had roughly a 3-point impact on the comp. So excluding the ad circular, May comp would have been 3% but with the impact of the ad circular it was .3%. June’s comp was 5%, that was our strongest comp of the quarter and we benefited from a very strong July 4th ad as well as the early promotion of our spring decorative merchandise. Finally, July comps up 4.5% and we had the strongest customer count increase of the quarter in July, with customer counts up 2.9%. I think the key point here is that the business, our business clearly accelerated as we moved from Q1 into the second quarter, and the business built during the quarter, particularly the customer counts. Al’s going to cover it a little further in a second but we’re very encouraged that sales growth is accelerating as we planned and it’s being driven by the investments we’ve made in our business initiatives. And finally we’re also encouraged that the growth is primarily in customers. I think many of you noted frankly the basket is still relatively soft as we look at that trend as it’s emerged over the last couple of years. So we remain very encouraged by the growth in customers and the impact the initiatives are having on the business. And from a sales standpoint performing very much as we had planned.

Let me now turn to gross margin. As we noted in our press release, the gross margin rate for the quarter was 41.3%, that’s down 60 basis points compared to last year. And that decline was principally attributable to the markdowns that were related to the promotion of our spring decorative merchandise. And that margin rate was also in line with the revised guidance we came out with back in April. As we communicated in the April sales release, the very harsh and difficult winter weather combined with the late delivery of product due to the West Coast port dispute, resulted in below planned sales in the decorative garden category in the first quarter and it created a need to aggressively promote this category in the second quarter. I think it’s important to note here that our strategy worked, we’re exiting the second quarter in great shape from an inventory standpoint with seasonal inventories fresh and well-positioned and ready for the fall selling season. Turning to G&A, excluding the class action settlement charge expenses were right on plan in terms of dollars and the SG&A rate was 41.2%* for the quarter. As we kind of look at the elements we had improving store payroll and supply chain productivity, helped us offset some pressures that we, like most retailers, are experiencing in health insurance and utility costs. The second quarter G&A rate of 41.2%* was also in line with our guidance of 41.0 to 41.4%. And that’s up 50 basis points the last year again, which is in line with our plan. As we communicated in our guidance, expenses, SG&A were expected to de-lever in the second quarter, given our investments in national television advertising, store remodels and the investments made to expand our furniture business. You’ll recall that when we laid out 2003 guidance we projected a two-cent negative impact in second quarter from the investment, the initiative spending which was exactly what we experienced. We also told you at the time that we would expect the initiatives to be accretive by 1 cent in the third quarter and by 4 cents in the fourth quarter and we still remain confident in those estimates. So accordingly, the G&A guidance for the second half of 2003 calls for significant expense leverage as the level of the investment spending compared to last year slows and we see the sales benefit from the investments’ initiatives continue to accelerate. Interest expense was $3.9 million for the quarter, that’s on plan and it’s down to last year due principally to the capitalization of interest related to the construction of our Durant, Oklahoma distribution center. And one other note, the income tax rate for the quarter was 39.5%, which is unchanged from the prior year. Turning to the balance sheet, we continue to focus on aggressive balance sheet management, and remain very focused on maximizing the cash generating capability of the business. If you look at the numbers on the balance sheet, the net debt was $146 million, that’s down $48 million compared to last year. We ended the second quarter with invested cash of 58 million, and no outstanding borrowings on our bank facility. In fact, if you look at it, we haven’t drawn on a bank facility in over eight months and we don’t anticipate borrowing on the facility until September. As we also described in the press release this morning we have amended our revolving credit facility so we’ve amended the bank facility, that received unanimous approval of our bank group. Let me talk to that for a second. The amendment does a couple of things, one is that it extends the maturity one year from May 2004 to May 2005. So what that does is it aligns our facility with the revolver with the maturity of the major portion of the $204 million in senior notes. Both of those are going to mature in May 2005. The other thing we did is we reduced the facility size from 359 million to 300 million, and we think that will better match the size of the facility and what we have to pay for the facility with the liquidity needs of the company. You may recall that our maximum draw on this facility last year was under $100 million. And we expect this year frankly to be less than that. So at $300 million facility is slightly more than three times our borrowing needs and we remain very comfortable with that. So the other piece in terms of aligning the facility with the notes and having both expire in May 2005, we view that as an opportunity really over the next 12 to 18 months, it gives us the opportunity to evaluate the level of debt that we would like to carry go forward, give us the opportunity to evaluate refinancing alternatives and I think it gives us an opportunity to evaluate the best uses for our free cash flow when we get to that point. In terms of other balance sheet items, capital spending was $40 million for the quarter, that’s up 10 million over the second quarter of last year, and capital spending was $88 million year to date, that’s up $41 million compared to last year and that increase in the level of capital spending is in line with plans and the increase year-over-year is principally due to the construction of our fifth distribution center in Durant, Oklahoma. Depreciation expense for the quarter was 22 million, and it was $43 million for the year to date period. And overall year to date cash flow reflects a net-out flow of $84 million, with positive cash flow from operations of 2 million, more than offset by the year to date capital spending. This is in line with our plan. And overall, I would say we remain very comfortable with our guidance that we put out at the beginning of the year that calls for the business to generate 20 to $40 million of cash this year, although we would expect the end result there to be a little closer to the low end of the range due to the impact of the legal settlements. One other comment I’ll make, inventory and supply chain management continues to be a focus of our business, in an effort to maintain appropriate inventory levels, and remain very disciplined in the way we manage inventory while at the same time maximizing our sales and our inventory turns. We ended the second quarter with total inventory of $820 million, that’s down 2% on a per-store basis, which was slightly below or slightly favorable to our guidance. We continue to have a lot of flexibility in our open to buy and we’re comfortable with our inventory position and mix as inventory levels in growth areas such as consumables and furniture are up to last year. Seasonal inventories are down to last year and are going to flow closer to the season then in the past. Apparel inventory is also down to last year, as hanging apparel is now carried in just over half of our stores. I’ll now turn it over to Al who will update you on our 2003 strategic initiatives.

*	41.2% is a non-GAAP financial measure of selling and administrative expenses as a percentage of net sales excluding a one-time litigation charge related to the settlement of class action lawsuits (as detailed in the informational schedule attached to the Company’s August 20, 2003 earnings press release) for the quarter ended August 2, 2003. As required by Regulation G, the most directly comparable GAAP measure of selling and administrative expenses as a percentage of net sales (including the one-time litigation charge related to the settlement of class action lawsuits) is 42.3% for the quarter ended August 2, 2003.

Albert J Bell - Big Lots, Inc. - Vice Chairman & Chief Administrative Officer

Thanks, Jeff. As we mentioned in our July sales release earlier this month, we continue to be pleased with the progress of our key business initiatives and their impact on sales and customer counts. So what I would like to do now is provide some additional detail behind each of these initiatives. As many of you are aware, we launched our first ever national television advertising campaign in early April. Now all 1404 of our stores have TV advertising helping to build the Big Lots brand and drive new customers to our stores to experience the fun and savings of close-out shopping. This means that for the first time in the company’s history, such key markets as Boston, Chicago, Dallas, Houston, Miami, New York City and San Francisco are benefiting from consistent television exposure for the entire year. To further illustrate the power of this program, last week’s television ads impacted the entire fleet of stores. So last year at this time, only 580 of our stores were supported with TV advertising. So obviously it’s a significant change. I’m pleased to share with you that our estimate of the incremental sales in customer impact is actually tracking slightly ahead of plan through July. Based on our experience over the last eight years, the momentum of television advertising has a compounding effect as we move through the year. So in summary, while the incremental advertising spend in the first half of the year created, as planned, some level of SG&A de-leverage, we are optimistic about the results and expect that the program will deliver incremental comps and be accretive to earnings per share for the year. Now from a new store perspective, we added 12 net new stores for the quarter and 24 net new stores year to date. At the end of the second quarter, we are operating 1,404 stores including 44 freestanding furniture stores. We continue to be pleased with the quality of our store openings. They are generally higher than company average and sales, in square footage and typically include a furniture department. Speaking of our furniture business, we outlined for you earlier this year an aggressive growth plan for furniture in 2003. During the first six months of the year, we have added a net of 87 new furniture departments, 31 of which are in new stores and 56 of which were added in existing stores by expanding the store or eliminating hanging apparel. Additionally, on a year to date basis we allocated additional square footage to 183 furniture departments in existing stores during the quarter by eliminating hanging apparel in those stores. The incremental sales lift from these activities are on plan, and will also continue to build momentum during the second half of 2003. Next, with the re-grand opening of 33 stores in Lexington and Pittsburgh last week, our store remodel program for the year is complete. For the year, we remodeled 211 stores with 33 in the third quarter, 120 in the second quarter, and 58 stores in the first quarter. Key markets such as Atlanta and Pittsburgh have responded very well. Overall to date, incremental sales from this year’s remodel program have slightly missed our expectations, principally due to lost sales during the period the store is being remodeled. As you may remember, this year’s remodel program is much more extensive than the past two years and included updates to the physical plant, a new fixture program, and the creation of a new store layout to create improved category adjacencies. This involved moving a number of gondolas and relocating merchandise categories throughout the store. As a result, this extensive fixture and inventory movement during the remodel process caused some business interruption. Of course we’re not satisfied with this impact on sales and we are working hard to improve our process to minimize or eliminate these lost sales in future remodels. In fact, the extent of lost sales has improved throughout the year as we have taken valuable learning’s from early phases and improved the process with recent phases. Now with this year’s remodel phase completed, as we head into the fall selling season, stores look great and the customer response has been positive. Construction of our fifth distribution center is right on schedule. As we have said, this DC will be located in Durant, Oklahoma, will cost about $70 million and will be funded out of cash flow from operations. The DC is scheduled to begin shipping in the first quarter of 2004. With the addition of this facility, we estimate our distribution center infrastructure can support up to 1750 stores. And we continue to focus on our supply chain. Success in this area is dependent upon consistent, accurate execution. For us, it’s not about taking one magic step and then your merchandise will flow efficiently and effectively, it’s about building a strong team, focusing on the details, and establishing effective processes. We significantly added to our team last year and continue to add strength in this area as we implement the processes to ensure we more consistently have the right merchandise in the right store at the right time. So with half of the year completed, performance to date across these key initiatives is in the aggregate in line with our expectations. From an investment standpoint, we are right on budget. And most importantly, we can measure and see the impact of these programs reflected in the sales results. Sales have been on plan or slightly ahead of plan each week, since the beginning of April when we began to realize improved momentum in sales and customer counts behind these initiatives. I’ll now turn it back over to Mike for some closing comments.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Thanks, Al, also in the release today you should have noticed that we’ve affirmed our third and fourth quarter guidance. Our third quarter guidance of a loss of 3 cents per share from continuing operations to earnings per share from continuing operations of 1 cent is based on a comp increase in the mid single digits. Comps are expected to increase in the mid single digit range in each of the months of August, September and October. For the fourth quarter, EPS estimates from continuing operations of 64 cents to 69 cents are based on a mid single-digit comp increase as well. This third and fourth quarter guidance reflects EPS growth in a range of 15 to 30% for the back half of the year. So tying this all up, getting ready to take some questions for you, as we review our year to date progress and more importantly the progress this business has made over the past three years, we’re definitely excited about the state of Big Lots today and the momentum we have as we enter the back half of the year. Our initiatives are definitely working. Particularly encouraging is our success with the national TV ad campaign and the response we’re enjoying should be just the beginning. As Al mentioned, the benefits should compound into 2004 and beyond. The ad strategy, great merchandise, cleaner, brighter stores are bringing our loyal customers back more often and we believe we’re gaining new customers. Sales productivity is the key to expanding our operating margin and customer transaction increases will be the principal driver to greater sales productivity. We’ll continue to work very hard to grow our customer base and our basket. So with that, let me turn it back over to Barb, and take any of your questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time if you have a question, please press star and then 1 on your touchtone phone. You will hear a tone indicating you’ve been placed in queue. You may remove yourself from queue by pressing the pound key. If you’re on a speakerphone please pick up the hand set before pressing the numbers. Again for questions, please press star 1at this time. The first question in queue will be from the line of Jeff Stein from McDonald Investments. Please go ahead, sir.

Jeff Stein - McDonald Investments - Analyst

Good morning, Mike. Well, you guys have done a great job of lapping a very tough first half. Question with regards to your national television advertising program, you’ve been talking about the compounding effect of TV and I’m just kind of curious, as you move into 2004, any thoughts in terms of what kind of lift you might expect to get from TV in ‘04 versus ‘03? In other words if you were telling us that you thought perhaps the lift might be a point this year in incremental sales, would it be greater next year given the compounding effect? And then talk about also how some of the other strategic initiatives that you continue to work on, such as adding furniture departments and store remodeling, might impact the 2004 year.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Jeff, those are all great questions, I think for the most part you’re probably at least a quarter ahead of us on most of the answers to that question. Let me tell you a few things though. TV for us right now is delivering exactly what we expected it to, in fact as Al spoke to it’s really just a little bit above our plans. So we’ve learned so much over eight years on how this performs and what’s exciting about TV, which we’ve talked about many times, is that it takes time to build a momentum of television, it’s not like a circular. And so you get some lifts in the first year but those lifts really start to compound in year 2. So you get improving top line performance from it, and then what’s wonderful about next year is it behaves much more as a fixed expense rather than a variable expense as the company grows. So we don’t anticipate changing our dollar television spend much at all next year. I’m sure we’ll revisit it, but I doubt that it will move very much. But we’re blanketing the country with TV in the level and exposure we think is right. That behaves more as a fixed expense, we get the compounding effect on the top line, so obviously 2004 is an even more exciting year in terms of the accretive nature of TV than this year. But we’re not ready to speak to specifics. Similar with your other questions as far as other initiatives, that’s what we’ll be doing this fall is wrapping up our analysis on remodels and furniture and a lot of what we’ve been doing throughout this year in order to specifically define the initiatives for next year. But I don’t think you’ll be surprised if you hear us say that we’re going to kind of continue on the plan that we’ve been on, we’ll continue to expand the furniture business, we’ll continue to downsize the hanging apparel business, we’ll continue to upgrade our stores, we’ll continue with our movement toward more of the television exposure and a little bit less of the circular exposure and just keep the model working.

Jeff Stein - McDonald Investments - Analyst

Okay. And Mike, one question with regard to inventory. Wondering if you could just talk a little bit about how you see your inventory position in the back half of the year, kind of on a comp store basis, and talk a little bit about what’s going on a little bit underneath from a layering standpoint. In other words, how much are you reducing your seasonal, your investment in seasonal inventory for the back half of the year? And how much of the difference might you reinvest in consumables, for example?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Okay. First of all, in total, you’re going to see inventories in third and fourth quarter that are very similar to what you saw in the second quarter, not a whole lot of variance. So the numbers will continue to look very good, relatively flat on a per store basis as we go through the fall. So obviously that’s going to have continuing strong impact on inventory turn. And there’s a little bit different answer in terms of the mix impact quarter-by-quarter but in general, our seasonal exposure is lower this coming year than last year, particularly in the third quarter. Not so much at the end of the third quarter but throughout the third quarter, we’re going to be more timely with the seasonal deliveries. And as we told you in prior quarters, we have toned down our seasonal exposure and moved it a little bit more into the basic category and less into the fashion. So seasonal as a category is less inventory investment, it’s much more conservatively managed, it’s not going to be a comp driver particularly in the third quarter because we’ll be later with deliveries, we’re more conservative in the offering but it’s definitely going to be a improvement in our gross margin rate and our operating performance in the fourth quarter. So that’s kind of the approach we’re taking in that. And consumables, that you mentioned, we expect to continue to be a strong comp driver in the fall but we’re not really doing it by increasing our inventory levels, we’re doing it with great merchandise and we’re turning that merchandise faster than we have before. So real good balance of inventory and very good levels of inventory throughout the fall season is what we would expect.

Jeff Stein - McDonald Investments - Analyst

Thanks.

Operator

Thank you. Our next question is from the line of Brent Rystrom from Piper Jaffray. Please go ahead.

Brent Rystrom - Piper Jaffray - Analyst

Good morning, three quick questions for you. The first one would be could you characterize a little more detail for me the remodels? You said they’re more extensive than what you’d done previously, I’m wondering are they closer to what you have as your prototype up in Dublin, or how would you characterize these stores as being different from the other remodels? Second question would just be the follow-up on that consumables comment. I’m curious to know, of your consumable merchandise, how much of that is branded? And a final quick question would be could you give us an update also just on what specifically, what are the ads like you’re running now for those of us who haven’t seen all of the ads? Thank you.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Brent, let me do a follow-up on your third question, are you talking about TV ads?

Brent Rystrom - Piper Jaffray - Analyst

Yes, just on the TV ads, is it still pretty much the Jerry Van Dyke or how has that evolved?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Since we’re on that one I’ll start with that. It is still Jerry Van Dyke. Because so much of our audience this year, if you will, has never seen the commercials before, a lot of what we’re playing this year are either very similar spots to what we played in the past year or two, or actually some of the same spots. So it’s a same campaign that won us awards last year, it’s the same type of campaign with Jerry Van Dyke, a very same approach. We do have some new spots that will run this fall, but they’re in the same theme, they’re just different productions with a different twist and actually they’re a little bit more holiday oriented, obviously the leverage off that time period. Your first question on remodels, how extensive are they, are they similar to the Dublin store. They are more extensive remodels than what we did in 2001 and 2002 when we were just converting the names over to Big Lots. We are at the same time that we’re refreshing the physical plant of the store, we’re relaying the floor to our current floor set, which we call a Now 2, which doesn’t mean anything to you, but that’s just what we call it internally. It’s not the same floor layout as Dublin. Dublin had more of a racetrack and it was diagonal in nature. That racetrack doesn’t work in all of our stores. So we’ve taken a modified approach of it which is the Now 2. Outside of that layout difference, if you walked into a remodel store, it would look very much like the store you saw in Dublin. We have the same signage package, we have that same bright, sharp look, we have a closeout swing area in the front of store, we have new marketing and signing. Other than that layout, it would look very similar.

Brent Rystrom - Piper Jaffray - Analyst

Kind of the next jump forward in the model?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

That’s right, that’s right. And your last question on consumables, how much of it is branded, it’s almost entirely branded. I would say the part that is not branded is going to be our never out program, which is not national brand, but more of private label brand or non-branded. So it’s probably in the consumables business, it’s going to be 80 some% or 90 some% that’s branded. That’s what’s great about consumables for us. Great brands, incredible values, and customers know what brand of merchandise is worth, so there’s great ability for them to identify with the Big Lots value.

Brent Rystrom - Piper Jaffray - Analyst

Thank you.

Jeffrey Naylor - Big Lots, Inc. - Senior Vice President & Chief Financial Officer

Mike one other embellishment on the remodel, we are rolling out - some of the things we’re doing with signage, we’re not just rolling out delivery models in the new stores, we’re actually rolling out chain wide, stores, whether they’re a remodel, whether they’re a new store, you will see a lot of sign package that you see in Dublin in those stores which we think helps convey value to our customers.

Brent Rystrom - Piper Jaffray - Analyst

Thanks, guys.

Operator

Thank you, our next question is from Mike Napolitana from JMP Securities. Please go ahead.

Mike Napolitana - JMP Securities - Analyst

Two questions. One is it seems like subtly the distribution center is sort of slipping into the first quarter of next year as far as when it’s going to be completed. Just to set the record straight, when do you expect it to open officially and when do you expect some of the start-up costs to impact earnings, whether it’s Q4 or Q1 next year? Secondly, we want to talk to you a little bit about the store opening program, but I’ll let you answer the first question first.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

The first one, no, the DC has not changed at all, in fact we’re a little ahead of schedule on the construction of the Durant facility. Probably what you’re thinking of is we will begin receiving merchandise in either late December or January. That has stayed the same, primarily January. We begin operating and shipping and servicing stores in the first quarter of next year. So that has not changed. And the expense structure has not changed. Really you’re going to see most of the cost of operating the facility begin in the first quarter of next year.

Mike Napolitana - JMP Securities - Analyst

So the fourth quarter guidance you’ve given reflects some of those costs to get that up and running and start receiving merchandise?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

That’s right.

Jeffrey Naylor - Big Lots, Inc. - Senior Vice President & Chief Financial Officer

That’s right.

Mike Napolitana - JMP Securities - Analyst

And then secondly, given the success you had with the comps in the second quarter, your comment today about some of the new stores that were re-grand opened, having some slowdown in advance of that, now that you’re past all that construction, are you assuming now that maybe you might have an incremental comp lift from your earlier guidance given that you’re kind of past all those remodelings?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

No I think all of that was really incorporated in what we had been estimating and what we will be estimating going forward. Really as an example or an offset to that, in August right now we’ve been anniversaring last year’s conversion of Pick and Save to Big Lots which was a very big driver. There’s offsetting influences positive and negative. So really that’s all incorporated in our guidance going forward.

Mike Napolitana - JMP Securities - Analyst

Great, thanks.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Thank you.

Operator

Next question is from the line of Ryan Casey from Blaylock and Partners. Please go ahead.

Mark Mendel - Blaylock & Partners - Analyst

Thanks, this is Mark Mendel with Blaylock. Good morning, I was wondering if you could give us some update as to what your numbers or what your surveys are showing regarding customer awareness and where you are in terms of your in-stock position?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Customer awareness, we measure that more on a seasonal or annual basis, we have had some recent measurements and there’s absolutely no doubt that whether it’s top of mind awareness or the perceived quality of Big Lots as a brand or all the different measurements that we make, we’ve definitely made some strides in that regard. Particularly in what has been TV markets or now what is becoming for the first time TV markets. So that’s definitely growing. I would probably want to reserve until year-end a point in time where we feel like we can get a good measurement of what was the impact of this year’s program, since it’s still only halfway through the year on that. But I would expect to report at year-end that we’ve definitely made some strides on national awareness of Big Lots. In the second part of your question of in-stock position in never outs, we’re now actually in the 95 to 97% in-stock position every week in the category of never outs. So we actually have continued to improve upon that as time has gone on.

Mark Mendel - Blaylock & Partners - Analyst

You had mentioned ad spending, or at least TV ad spending would remain relatively constant in dollars next year. What can we look for in terms of overall advertising spending as a percent of sales? Can we expect some leverage next year?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

It’s a little early to tell you that. This was the one year where we actually had just a hair bit of de-leverage as we went to the national campaign. I would certainly at this point in time tell you there is no plan for it to de-leverage next year. I would expect it would either be a similar percent or we would begin to leverage. We’re just putting our plans together, but there’s certainly the opportunity to leverage next year but I’ll hold that open until we go through our budget process.

Mark Mendel - Blaylock & Partners - Analyst

Thanks, and congratulations.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Thanks, Mike.

Operator

Your next question is from the line of David Mann from Johnson Rice. Please go ahead.

David Mann - Johnson Rice & Co - Analyst

Yes, a couple of questions. In terms of the TV advertising have you been able to do any tests on how much that has gained new customers for you?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

We’ve done some, David, I still want to do more in the fall. Generally, what we have found is that it is adding new customers. I wouldn’t call it a dramatically material number, but it’s meaningful and I’m not ready to disclose that because we want to do more analysis on it. But we know it’s working and I think we need to get more comfort with, to what degree are we getting new customers. The other thing I want to know over time is how well are we retaining those new customers.

David Mann - Johnson Rice & Co - Analyst

The closeout swing area that you’re rolling out to some of the stores, any elaboration you can give us on how that’s performing in terms of sell through of that product?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Very good. It’s still early, and actually there’s a version of the closeout swing area that is in every store now. The one that I really speak to, the one that people have seen in Columbus, the one that you would see in a brand-new store or a remodel is a fairly good-sized squared out area in the very front of the store with a back drop billboard and signage and it’s a pretty nice strong space. We have also tried to work in a smaller area, which is a little more perpendicular to the front of the store in other stores where we haven’t relayed the store so that we can have some of that exposure as well. But that’s an area where we want to hit the customer as soon as they walk in with the very best of primarily branded closeout merchandise, the very best values and have it change literally every week so it’s fresh, it’s exciting, we feature ad merchandise in there every other week when we run an ad. We feature other product in there. Right now, if you look at it, there’s some great Rubbermaid deals, we’re just moving in and out of a lot of great stuff.

David Mann - Johnson Rice & Co - Analyst

Mike, do you think that’s one reason why your ads sell through is higher than last year?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Well, our ad sell through right now has been just on a steady pace for three years, so I think our ad sell through is a culmination of a lot of things, I think we’re a lot more focused on the ad, we’re getting a better theme in each ad, every ad is just more compelling. But definitely to the extent that you can expose the merchandise better in the front of the store, that is the best real estate in the store. That by far has the best sell through and we want that to be the very best at Big Lots. So whether it’s ad or non-ad, absolutely, it’s going to be the most productive area of the store.

David Mann - Johnson Rice & Co - Analyst

Then one last question, I don’t know if you commented on this, Jeff, in terms of the Transpacific Freight costs last quarter you made a comment on how it might have an impact in the back half. Can you just elaborate on where you stand on that and any cost saving initiatives to offset that?

Jeffrey Naylor - Big Lots, Inc. - Senior Vice President & Chief Financial Officer

I think when we identify that, we talked about it at the end of the last call and we identified that, the majority of the freight increase we’d built into our plan, but there was roughly $5 million or so, slightly higher then that, that was an increase that we hadn’t yet covered at the end of the first quarter, we now believe we’ve got that covered, it’s reflected in our guidance, and we’ve been able to cover it through price concessions on the buy side as well as in certain cases price adjustments principally to blind items. So I think more or less as you look at the guidance, that’s all baked in and we feel comfortable that we’ve got it covered.

David Mann - Johnson Rice & Co - Analyst

Okay, thank you.

Operator

Next question is from the line of Lee Backus from Buckingham Research.

Lee Backus - Buckingham Research - Analyst

Mike, you’ve talked a lot about TV advertising, could you talk a little bit about your circulars and you see any change in the circular program, or impact of the circular program going forward?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

We dropped one more circular this year, so we’re down to 25 a year and we were close to 40 about four years ago. I do not anticipate us adding a circular next year, that’s just actually something we know we don’t need to do. We will probably take a look this fall to see if there are one or two more that we might want to drop but I don’t think you’ll see us making any dramatic change in the circular program next year. And it’s working great. I think one of the things that I would point out, three years later in this whole initiative and change, the 25 circulars we’re doing this year is doing more volume than the 36 circulars did three years ago. So that’s a result of every circular on a per store basis being up double digits three years in a row. We don’t really have any more circulars that are not productive. We have all circulars that generate great profit for Big Lots. I think it is important in the closeout business to continue to be in the customers’ face with circulars every few weeks to remind them of product and price, and drive that closeout shopping concept home on a regular basis. So it seems to be working well in the formula that we have.

Lee Backus - Buckingham Research - Analyst

Also, consider that you may get some leverage on advertising next year, and the new DC that you’re opening, could you give us a sense of what kind of comps you need to be able to leverage SG&A?

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Not yet.

Jeffrey Naylor - Big Lots, Inc. - Senior Vice President & Chief Financial Officer

I think we’ve said for this year, it’s in the three to 4% range, really 4% slight below for the year at which, that’s the rate at which we leverage G&A, in the back half it’s 3% or slightly under and I think we have to, as Mike said, put our plan together for next year which we’re beginning to work on now, we’ll have more to say in a later call.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Lee, we’ve had a lot of questions today about next year and I certainly understand those. Typically what we do is in our February call is when we really lay out our plans. We have not been able to say much in the November quarterly call, the third quarter call because we’re still really in the process of refining that. And we go to the board with that in February. So it will probably be the same approach. We certainly look forward to the year 2004, but when we lay it all out in detail for you, will likely be the February call.

Lee Backus - Buckingham Research - Analyst

Okay. Thank you.

Operator

Thank you. And once again, ladies and gentlemen, for any questions, please press star 1 at this time.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

Barb, sounds like we’re done.

Operator

No questions in queue.

Michael J Potter - Big Lots, Inc. - Chief Executive Officer

I’ll turn it back to you, but thank you everyone for joining us for our second quarter call.

Operator

Ladies and gentlemen, this conference is available for replay beginning today at 12 00 p.m. eastern time through September 3rd at midnight. To access the AT&T Replay System dial 1-800-475-6701 and the access code 695274. And that number again is 1-800-475-6701, with the access code 695274. And that concludes your conference for today. Thank you for your participation and using AT&T Executive Teleconference, you may now disconnect.

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